Exhibit 99.1

FOR IMMEDIATE RELEASE

BUCA, Inc. 1300 Nicollet Mall, Suite 5300 Minneapolis, MN 55403 www.bucainc.com	Investor Relations Contact: ICR Kathleen Heaney (203) 803-3585

BUCA, Inc. Announces 3rd Quarter 2007 Results

Comparable Restaurant Sales Increase 1.8% for Quarter

Minneapolis, Minnesota, November 6, 2007. BUCA, Inc. (NASDAQ: BUCA) today announced financial results for the third quarter of fiscal 2007, ended September 30, 2007.

Third Quarter Results

Total restaurant sales were $56.5 million in the third quarter of fiscal 2007 as compared to $56.4 million in the third quarter of fiscal 2006. The increase was primarily driven by increased lunch sales, as well as increased to-go sales and price increases taken during the first three quarters of fiscal 2007 partially offset by a decrease in bar sales. No new restaurants opened in the period.

Buca di Beppo comparable restaurant sales increased 1.8% for the third quarter of fiscal 2007 as compared to the same period last year. The increase reflects the twelfth consecutive quarter of positive comparable restaurant sales for the Buca di Beppo restaurants. The difference between the comparable restaurant sales increase and the total revenue increase was primarily due to the closure of two underperforming restaurants in the first half of 2007.

The company reported a net loss from continuing operations of $4.8 million, or ($0.24) per share, in the third quarter of fiscal 2007, including a loss on disposal of assets of $0.5 million, or ($0.02) per share, related to repairs and renovation of our San Francisco restaurant. This compares to a net loss from continuing operations of $5.0 million or ($0.24) per share, in the third quarter of fiscal 2006, which included a $0.04 per share credit for an insurance-related settlement.

Total restaurant costs in the third quarter of fiscal 2007 were $55.4 million, as compared to $55.5 million in the same period of the prior year. As a percentage of restaurant sales, these costs were 98.1% for the third quarter of fiscal 2007, as compared to 98.4% in the third quarter of fiscal 2006. The decrease in restaurant costs as a percentage of sales was largely attributable to lower product, labor and direct and occupancy costs.

General and administrative expenses were $5.4 million in the third quarter of fiscal 2007, as compared to $5.1 million in the same period in the prior year, which benefited from a $0.9 million insurance-related settlement received by the company in that quarter. As a result, general and administrative expenses as a percentage of restaurant sales increased to 9.5% in the third quarter of fiscal 2007 from 9.0% in the comparable period of fiscal 2006.

Wallace B. Doolin, the company’s Chairman and Chief Executive Officer commented, “The restaurant environment has been challenging this year. I’m pleased, however, with our comparable restaurant sales performance, our improvements in labor expense and our continued product cost controls. We did have additional expense related to closing and renovating one of our highest volume restaurants as well in this quarter. We believe our performance over this period demonstrates the strength of the Buca di Beppo brand and the execution of our multi-year strategy focusing on increasing average unit volumes, closing underperforming restaurants and managing margins for increased leverage on sales. I believe that our twelve consecutive quarters of positive comparable restaurant sales growth are evidence that our strategies are working, in spite of the difficult environment for sales and margins.” Mr. Doolin, added, “As we transition through the fourth quarter and look to 2008, we believe that we can continue to capitalize on our market positioning and drive shareholder value over the long term as we continue to drive improvements on the sales and cost side while resuming growth next year by opening new Buca di Beppo restaurants.”

Nine Month Results

Through September 30, 2007, total restaurant sales were $181.4 million compared to $182.3 million in the same period in the prior year. The decrease in revenue was primarily due to a shift in the company’s fiscal calendar caused by the 53rd week of fiscal 2006 which removed the relatively high sales week prior to and including New Year’s Eve from the company’s first quarter of fiscal 2007. The company’s fiscal 2007 results also reflect the negative impact of adverse weather conditions in the fiscal first quarter and the closure of two underperforming restaurants in the first half of 2007.

Comparable restaurant sales for the company’s Buca di Beppo restaurants increased 1.9% for the first three quarters of fiscal 2007 as compared to the same period in the prior year.

The comparable restaurant sales numbers reported above for both the third quarter and year to date exclude the results of the company’s San Francisco restaurant for the entire third fiscal quarter for each of 2006 and 2007. The restaurant, one of the company’s highest sales locations, was closed for renovation beginning September 24, 2007 and is expected to reopen in the later half of November 2007. If the third quarter results for the San Francisco restaurant (including the periods in which it was closed) had been included in the calculations, the company would have reported comparable restaurant sales increases of 1.2% for the third quarter and 1.7% for the first three quarters of fiscal 2007. The reported revenue numbers include all of the company’s revenues for all periods, including those of the San Francisco restaurant.

The company reported net loss from continuing operations of $10.7 million for the first three quarters of fiscal 2007, or ($0.52) per share, compared to a net loss from continuing operations of $5.3 million, or ($0.26) per share, in the same period of the prior year.

For the first three quarters of fiscal 2007, total restaurant costs were $173.3 million, or 95.5% of restaurant sales, up from 93.4% of restaurant sales in the same period of fiscal 2006. The increase as a percentage of sales was due primarily to higher labor and direct and occupancy costs. General and administrative expenses were $16.5 million in the first three quarters of fiscal 2007, as compared to $14.9 million in the same period of fiscal 2006. The fiscal 2006 general and administrative expenses in dollars and as a percentage of sales reflect $2.7 million in insurance-related settlements reported during the period, which reduced general and administrative expenses for fiscal 2006.

During the first three quarters of fiscal 2007 the company closed two restaurants, recorded impairment expenses of $0.8 million primarily related to the sale of one restaurant property owned by the company and incurred a loss on disposal of assets of $0.5 million related to repairs and renovation of our San Francisco restaurant.

Conference Call

BUCA, Inc. will host a conference call on Tuesday, November 6, 2007 at 4:30 p.m. Eastern Time (3:30 p.m. Central Time) to discuss these results. Wallace B. Doolin, the company’s Chairman and Chief Executive Officer, and Kaye R. O’Leary, the company’s Chief Financial Officer, will be hosting the call. The participant call in number is 1-888-256-1014 or 1-913-312-0982 for international callers. The passcode is 8540420. The call will be webcast and can be accessed but cutting and pasting the following link: http://viavid.net/dce.aspx?sid=000045C7 into your browser. If you are unable to join the call, a replay will be available beginning at 7:30 p.m. Eastern Time on November 6, 2007 and can be accessed by dialing 1-888-203-1112 or 1-719-457-0820 (international), passcode 8540420.

About the Company:

BUCA, Inc. owns and operates 91 highly acclaimed Italian restaurants under the name Buca di Beppo in 25 states and the District of Columbia.

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BUCA, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

(Unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 30, 2007	September 24, 2006	September 30, 2007	September 24, 2006
Restaurant sales	$56,540	$56,421	$181,435	$182,282
Restaurant costs:
Product	14,225	14,360	44,889	45,449
Labor	19,390	19,476	62,764	60,387
Direct and occupancy	18,320	18,446	55,871	54,726
Depreciation and amortization	2,805	3,037	8,686	9,232
Loss on disposal of assets	700	174	1,056	488

Total restaurant costs	55,440	55,493	173,266	170,282

General and administrative expenses	5,399	5,094	16,502	14,883
Loss on impairment of long-lived assets	13	52	800	232
Lease termination charges	—	—	(3)	—

Operating loss	(4,312)	(4,218)	(9,130)	(3,115)

Interest income	120	19	396	67
Interest expense	(635)	(751)	(1,937)	(2,226)

Loss before income taxes	(4,827)	(4,950)	(10,671)	(5,274)
Income taxes	—	—	—	—

Net loss from continuing operations	(4,827)	(4,950)	(10,671)	(5,274)
Net (loss) income from discontinued operations	(3)	(153)	(207)	723

Net loss	$(4,830)	$(5,103)	$(10,878)	$(4,551)
Net loss from continuing operations per share—basic and diluted	$(0.24)	$(0.24)	$(0.52)	$(0.26)
Net (loss) income from discontinued operations per share—basic and diluted	$—	$(0.01)	$(0.01)	$0.04

Net loss per share—basic and diluted	$(0.24)	$(0.25)	$(0.53)	$(0.22)

Weighted average common shares outstanding—basic and diluted	20,467,149	20,534,848	20,435,964	20,519,310

BUCA, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

($ in thousands)

(Unaudited)

	September 30, 2007	December 31, 2006
ASSETS
CURRENT ASSETS:
Cash	$750	$1,567
Accounts receivable	3,036	4,864
Inventories	5,851	6,279
Prepaid expenses and other	5,689	4,468
Current assets of discontinued operations and assets held for sale	28	—

Total current assets	15,354	17,178

PROPERTY AND EQUIPMENT, net	102,568	112,189
NOTE RECEIVABLE	—	3,567
OTHER ASSETS	4,263	4,469

	$122,185	$137,403

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$9,906	$10,755
Unredeemed gift card liabilities	1,561	4,031
Accrued payroll and benefits	6,458	8,806
Accrued sales, property and income tax	3,371	3,678
Other accrued expenses	3,072	3,495
Line of credit borrowing	2,707	—
Current maturities of long-term debt and capital leases	267	193
Current liabilities of discontinued operations and assets held for sale	—	257

Total current liabilities	27,342	31,215

LONG-TERM DEBT AND CAPITAL LEASES, less current maturities	16,080	16,278
DEFERRED RENT	17,994	18,853
OTHER LIABILITIES	3,342	4,037

Total liabilities	64,758	70,383

COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY:
Undesignated stock, 5,000,000 shares authorized, none issued or outstanding	—	—
Common stock, $.01 par value per share, 30,000,000 shares authorized; 21,077,052 and 20,926,556 shares issued and outstanding, respectively	211	209
Additional paid-in capital	172,563	171,430
Accumulated deficit	(114,381)	(103,503)
Notes receivable from employee shareholders	(966)	(1,116)

Total shareholders’ equity	57,427	67,020

	$122,185	$137,403